As filed with the Securities and Exchange Commission on December 10, 2024
Securities Act Registration No.
Investment Company Act Registration No. 811-09999
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 56 (X)
Check appropriate box or boxes
Prudential Investment Portfolios 2
Exact name of registrant as specified in charter
655 Broad Street, 6th Floor
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street, 6th Floor
Newark, New Jersey 07102
Name and Address of Agent for Service
EXPLANATORY NOTE
This Amendment No. 56 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (the Amendment) only relates to the PGIM Core Ultra Short Bond Fund, series of the Registrant.
The Amendment is not intended to amend the current prospectuses and statements of additional information for the other series of the Registrant.

PRUDENTIAL INVESTMENT PORTFOLIOS 2

PGIM Core Ultra Short Bond Fund

(the “Fund”)

Supplement dated December 10, 2024

to the Fund’s Currently Effective Prospectus and Statement of Additional Information

You should read this Supplement in conjunction with the Fund's Prospectus and Statement of Additional Information (SAI), as

applicable, and retain it for future reference.

Effective immediately, Adam Kusen, CFA is added to the Fund’s portfolio management team.

To reflect this change, the Fund’s Prospectus and SAI are hereby revised as follows effective immediately:

1. The section of the Fund’s Prospectus entitled “How the Funds are Managed - Portfolio Managers” is hereby revised by adding the following professional biography for Mr. Kusen:

Adam J. Kusen, CFA, is a Vice President and portfolio manager on the Money Markets Team for PGIM Fixed Income, where he actively manages client portfolios trading cash and other short term fixed income products such as Commercial Paper, Certificates of Deposits, Governments, Agencies and short Investment Grade Corporates. Previously, Mr. Kusen was an Associate for the Portfolio Analysis Group, responsible for managing analysts supporting the Liquidity Relative Value and Global Bond portfolios. He was responsible for performing daily risk and portfolio management analysis, along with performance attribution for the team, with a focus on Liquidity Relative Value strategies. Mr. Kusen also supported Prudential’s General Account portfolios. Prior to joining the Firm in 2010, Mr. Kusen worked in Prudential’s Chief Investment Office and Corporate Finance department. He received a BA in Finance from Xavier University. Mr. Kusen holds the Chartered Financial Analyst (CFA) designation.

2.The table in the SAI entitled “THE FUND’S PORTFOLIO MANAGERS: INFORMATION ABOUT OTHER ACCOUNTS MANAGED” is hereby revised by adding the following information pertaining to Mr. Kusen:

Portfolio	Registered Investment	Other Pooled	Other
Managers	Companies/Total	Investment	Accounts/Total
	Assets*	Vehicles/Total	Assets*
Assets*
	8/$21,507,869,446	1/$280,554,787	36/$3,780,591,631
Adam Kusen,
CFA
*Information as of October 31, 2024.

3.The table in the section of the Fund’s SAI entitled “THE FUND’S PORTFOLIO MANAGERS: PERSONAL INVESTMENTS AND FINANCIAL INTERESTS” is hereby revised by adding the following information pertaining to Mr. Kusen:

Personal Investments and Financial Interests of the Portfolio Managers

Subadviser	Portfolio Managers	Investments and Other Financial
Interests in the Funds and
Similar Strategies
PGIM Fixed Income/PGIM Limited	Adam Kusen, CFA*	$10,001-$50,000

The dollar range of Mr. Kusen’s direct investment in the Fund as of October 31, 2024 is as follows: None **Information is as of October 31, 2024.

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, and State of New Jersey, on the 10th day of December, 2024.
Prudential Investment Portfolios 2

*

Stuart S. Parker, President
*By: /s/ Patrick McGuinness

Patrick McGuinness
Attorney-in-Fact
December 10, 2024

POWER OF ATTORNEY
for the PGIM Open End Fund Complex
The undersigned, directors/trustees and/or officers of each of the registered investment companies listed in Appendix A hereto, hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, George Hoyt and Devan Goolsby or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A or Form N-2, as applicable, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any subsequent Registration Statement of such registered investment company pursuant to Rule 462(b) of the Securities Act of 1933, as amended, as applicable, and any and all supplements or other instruments in connection therewith on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Ellen S. Alberding Ellen S. Alberding	/s/ Laurie Simon Hodrick Laurie Simon Hodrick
/s/ Kevin J. Bannon Kevin J. Bannon	/s/ Christian J. Kelly Christian J. Kelly
/s/ Scott E. Benjamin Scott E. Benjamin	/s/ Stuart S. Parker Stuart S. Parker
/s/ Linda W. Bynoe Linda W. Bynoe	/s/ Brian K. Reid Brian K. Reid
/s/ Barry H. Evans Barry H. Evans	/s/ Russ Shupak Russ Shupak
/s/ Keith F. Hartstein Keith F. Hartstein	/s/ Grace C. Torres Grace C. Torres

Dated: December 6, 2023

APPENDIX A
Prudential Government Money Market Fund, Inc.
The Prudential Investment Portfolios, Inc.
Prudential Investment Portfolios 2
Prudential Investment Portfolios 3
Prudential Investment Portfolios Inc. 14
Prudential Investment Portfolios 4
Prudential Investment Portfolios 5
Prudential Investment Portfolios 6
Prudential National Muni Fund, Inc.
Prudential Jennison Blend Fund, Inc.
Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Investment Portfolios 7
Prudential Investment Portfolios 8
Prudential Jennison Small Company Fund, Inc.
Prudential Investment Portfolios 9
Prudential World Fund, Inc.
Prudential Investment Portfolios, Inc. 10
Prudential Jennison Natural Resources Fund, Inc.
Prudential Global Total Return Fund, Inc.
Prudential Investment Portfolios 12
Prudential Investment Portfolios, Inc. 15
Prudential Investment Portfolios 16
Prudential Investment Portfolios, Inc. 17
Prudential Investment Portfolios 18
Prudential Sector Funds, Inc.
Prudential Short-Term Corporate Bond Fund, Inc.
The Target Portfolio Trust
PGIM ETF Trust
PGIM Global High Yield Fund, Inc.
PGIM High Yield Bond Fund, Inc
PGIM Short Duration High Yield Opportunities Fund
Ms. Alberding does not serve as a Trustee of the PGIM Short Duration High Yield Opportunities Fund.
Ms. Bynoe and Ms. Hodrick do not serve as Directors of PGIM High Yield Bond Fund, Inc. and PGIM Global High Yield Fund, Inc. or as Trustees of PGIM Short Duration High Yield Opportunities Fund.